UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2011, (December 8, 2011)

Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)

(615) 263-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2011, the Board of Directors of Corrections Corporation of America (the “Company”) appointed Anne L. Mariucci to serve as a member of the Company’s Board of Directors (the “Board”), effective immediately, until the Company’s 2012 Annual Meeting of Stockholders and until her successor is duly elected and qualified.

In connection with Ms. Mariucci’s appointment to the Board, Ms. Mariucci received an initial grant of 986 shares of the Company’s restricted common stock and an option to purchase 2,607 shares of the Company’s common stock. The restricted stock and the option were issued pursuant to the Company’s 2008 Stock Incentive Plan and are subject to individual award agreements, the forms of which were filed previously with the Securities and Exchange Commission. The Board has made no determination as to the committee or committees of the Board on which Ms. Mariucci may serve. There were no arrangements or understandings between Ms. Mariucci and any other persons pursuant to which she was selected as a director. In addition, Ms. Mariucci is not a party to any transaction, or any proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Mariucci will be compensated for her service according to the Company’s policy for non-employee directors. A description of the compensation payable to members of the Company’s non-employee directors was included in the Company’s Definitive Proxy Statement on Schedule 14A, filed on March 25, 2011.

Ms. Mariucci spent the majority of her career in the large-scale community development and home building business. She was employed by Del Webb Corporation from 1984-2003 and served in a variety of senior management capacities, including serving as President following its merger with Pulte Homes Inc., which created the nation’s largest homebuilding company. Since 2003, Ms. Mariucci has been affiliated with the private equity firms Hawkeye Partners (Austin, Texas), Inlign Capital Partners (Phoenix, Arizona), and Glencoe Capital (Chicago, Illinois). Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She presently serves on the Arizona Board of Regents, and is its immediate past-chairman. She also serves as a director of Southwest Gas Company, Scottsdale Healthcare, Arizona State University Foundation, and the Fresh Start Women’s Foundation. She is a past director of the Arizona State Retirement System and Action Performance Companies, as well as a past Trustee of the Urban Land Institute.

In connection with Ms. Mariucci’s appointment to the Board, the Company intends to enter into an Indemnification Agreement (the “Indemnification Agreement”) with Ms. Mariucci in the form disclosed in the Company’s public filings and previously approved by the Board, as referenced below. Pursuant to the terms of the Indemnification Agreement, the Company will be required to indemnify and advance expenses to Ms. Mariucci to the maximum extent permitted by Maryland law, except as otherwise provided in the Indemnification Agreement, if she is or is threatened to be made a party to a proceeding by reason of her status as a director of the Company. The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission File no. 001-16109), filed with the Commission on August 18, 2009 and which is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On December 9, 2011, the Company issued a press release announcing the appointment of Ms. Mariucci to the Board. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is furnished as part of this Current Report:

Exhibit 99.1 – Press Release dated December 9, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 13, 2011	CORRECTIONS CORPORATION OF AMERICA

	By:	/s/ TODD J MULLENGER
Todd J Mullenger Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated December 9, 2011